                                                                    Exhibit 21.1


                         Subsidiaries of InterCept, Inc.

InterCept Communications Technologies Inc.
SBS Data Services, Inc.
DPSC Acquisition Corp.
C-TEQ, Inc.
ICPT Acquisition I, LLC
InterCept Services, LLC
InterCept TX I, LLC
InterCept Output Solutions, LP
InterCept Supply, LP
InterCept Billing Company, LLC (newly formed - no operations yet)
ProImage, Inc.

Unconsolidated Subsidiary:
Netzee, Inc.